Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of XTI Aerospace, Inc. on Form S-8 of our report dated May 28, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of XTI Aircraft Company as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in amendment No. 1 to Form 8/A of XTI Aerospace, Inc. filed on May 28, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

February 13, 2025